Exhibit 4.1

FOURTH SUPPLEMENTAL INDENTURE

THIS FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 24, 2011, to become effective by its terms pursuant to Section 2.8 hereof, is by and among Forbes Energy Services LLC, a Delaware limited liability company (the “LLC”) and Forbes Energy Capital Inc., a Delaware corporation (“Capital”, and together with the LLC, the “Issuers”), Forbes Energy Services Ltd., a Bermuda corporation and a guarantor (the “Parent”), the other guarantors listed on the signature pages hereof and Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”).

WHEREAS, the Trustee and Collateral Agent, the Issuers and certain subsidiaries of the Company have heretofore executed and delivered that certain Indenture dated as of February 12, 2008 (the “Original Indenture”), such Indenture having previously been supplemented by the Supplemental Indenture, dated as of May 29, 2008 (the “First Supplemental Indenture”), the Supplemental Indenture, dated as of October 6, 2008 (the “Second Supplemental Indenture”), and the Third Supplemental Indenture, dated as of February 6, 2009 (collectively with the Original Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”) in each case, between the Issuers, the Guarantors listed therein or added thereto by supplement (the “Guarantors,” and together with the Issuers, the “Obligors”), the Trustee and Collateral Agent providing for the issuance of 11% Senior Secured Notes due 2015 and 11% Senior Secured Exchange Notes due 2015;

WHEREAS, on February 12, 2008, the Issuers issued $205,000,000 aggregate principal amount of their 11% Senior Secured Notes due 2015 and subsequently exchanged them for an equal aggregate principal amount of their 11% Senior Secured Exchange Notes due 2015 (collectively, the “Notes”);

WHEREAS, the Issuers have repurchased $12,500,000 in aggregate principal amount of the Notes to date, leaving $192,500,000 in aggregate principal amount of Notes currently outstanding;

WHEREAS, Sections 9.02 and 9.06 of the Indenture provides that, with the consent of Holders representing at least a majority in principal amount of the Notes then outstanding (the “Requisite Consents”), the Issuers, when authorized by a resolution of their Board of Directors, the Guarantors, and the Trustee and Collateral Agent may enter into an indenture supplemental to the Indenture for the purpose of amending or supplementing the terms of the Indenture or the Notes and the Intercreditor Agreement contemplated by the Indenture, other than those terms specified in the second paragraph of Section 9.02 that require the consent of each Holder of Notes ;

WHEREAS, the Issuers desire and have requested the Trustee and Collateral Agent to join with them and the Guarantors in entering into this Supplemental Indenture for the purpose of amending the Indenture and the Notes and the Intercreditor Agreement contemplated by the Indenture in certain respects as permitted by Section 9.02 of the Indenture;

WHEREAS, the Issuers have commenced a tender offer (the “Tender Offer”) to holders of the Notes and in connection with the Tender Offer have solicited consents (the “Consent Solicitation”) to the adoption of certain proposed amendments as set forth in Sections 1.1, 2.1 and 2.2 hereof (the “Proposed Amendments”) to this Supplemental Indenture, all upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated May 9, 2011 and the related Consent and Letter of Transmittal, including any amendments, modifications or supplements thereto;

WHEREAS, (1) the Issuers have received Requisite Consents to the Proposed Amendments, all as certified by an Officers’ Certificate delivered to the Trustee and Collateral Agent simultaneously with the execution and delivery of this Supplemental Indenture pursuant to Sections 13.04 and 13.05 of the Indenture, (2) the Issuers have delivered to the Trustee and Collateral Agent simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Sections 9.06, 13.04 and 13.05 of the Indenture and (3) the Obligors have satisfied all other conditions required under Article 9 of the Indenture to enable the Obligors and the Trustee and Collateral Agent to enter into this Supplemental Indenture; and

WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by resolutions of the Boards of Directors of each of the Obligors.

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

AMENDMENTS TO INDENTURE, NOTES AND INTERCREDITOR AGREEMENT

Section 1.1

(a) Amendments to Articles 3, 4, 5 and 6. Subject to this Section 2.1 becoming effective as described in Section 2.8 hereof, the following sections of the Indenture are hereby deleted in their entirety and replaced with “[Intentionally Omitted”] and all references made thereto throughout the Indenture are hereby deleted in their entirety:

Section 3.09 (Offer to Purchase by Application of Excess Proceeds or From Excess Cash Flow);

Section 4.03 (Taxes);

Section 4.04 (Stay, Extension and Usury Laws);

Section 4.05 (Maintenance of Insurance);

Section 4.06(b) (Compliance Certificate);

Section 4.07 (New Parent);

Section 4.09 (Restrictions on Activities of Capital);

Section 4.10 (Offer to Repurchase Upon Change of Control);

Section 4.11 (Asset Sales);

Section 4.13 (Restricted Payments);

Section 4.14 (Incurrence of Indebtedness and Issuance of Preferred Stock);

Section 4.15 (Limitation on Capital Expenditures);

Section 4.16 (Liens);

Section 4.17 (Dividend and Other Payment Restrictions Affecting Subsidiaries);

Section 4.18 (Transactions with Affiliates);

Section 4.19 (Business Activities);

Section 4.20 (Additional Guarantees);

Section 4.21 (Designation of Restricted and Unrestricted Subsidiaries);

Section 4.22 (Payments for Consent);

Section 4.24 (Real Estate Mortgages and Filings);

Section 4.25 (Disposal Well Mortgages and Filings);

Section 4.26 (Leasehold Mortgages and Filings; Landlord Waivers);

Section 4.27 (Other Collateral):

Section 4.28 (Reports);

Article 5 (Successors); and

Section 6.01(3), (4), (5) and (6) (Events of Default).

(b) Deletions of Definitions and Related References and Amendments to Notes. Subject to this Section 1.1 becoming effective as described in Section 2.8 hereof, Section 1.01 of Article 1 of the Indenture is hereby amended to delete in their entirety all terms, respective definitions and cross-references relating to or required by the amendments set forth in Section 1.1 as a result of the amendments set forth in Article I of this Supplemental Indenture. The Notes are hereby amended to delete all provisions inconsistent with the amendments to the Indenture effected by this Supplemental Indenture.

(c) Amendments to Intercreditor Agreement. Subject to this Section 1.1 becoming effective as described in Section 2.8 hereof, the Intercreditor Agreement contemplated by the Indenture is hereby amended as follows:

(i) Any First Lien Obligations will not be limited to the Maximum First Lien Amount, such that any secured First Lien Obligations that have a priority security interest that ranks senior to any Second Lien Obligations held by Holders of the Notes may not be limited, including, without limitation, the amount of any DIP financing that may constitute First Lien Obligations.

(ii) The right of Second Lien Secured Parties to enforce their rights and remedies with respect to the Collateral after an Event of Default will be limited to actions to preserve and protect their claims and interests regarding the Collateral securing the Notes only to the extent required by law, and the Second Lien Secured Parties shall not be permitted to take any enforcement action with respect to the Collateral until all of the First Lien Obligations have been paid in full, meaning, among other things, Second Lien Secured Parties will not have the benefit of seeking remedies after any standstill period, except as required by law.

(iii) The Second Lien Secured Parties will no longer have the right following a Purchase Option Event to require the First Lien Secured Parties to transfer and assign the First Lien Obligations to the Second Lien Secured Parties in respect of letters of credit and hedging and similar agreements.

Section 1.2 Release of Obligations Under Certain Covenants. Subject to this Section 1.2 becoming effective as described in Section 2.8, the Issuers and the Guarantors may omit to comply with, and shall have no liability in respect of, any term, condition or limitation deleted, modified or amended pursuant to the Sections of the Indenture listed in Section 1.1 hereof, whether directly or indirectly, by reason of any reference in the Indenture or other documents to any such Section or by reason of any reference in any such Section to any other provision in the Indenture or in any other document, and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 of the Indenture.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1 Defined Terms. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

Section 2.2 Indenture. Except as amended hereby, the Indenture, as previously amended, and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Supplemental Indenture shall control.

Section 2.3 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 2.4 Successors. All agreements of the Obligors in this Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee and Collateral Agent in this Supplemental Indenture shall bind its successors.

Section 2.5 Duplicate Originals. All parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. It is the express intent of the parties to be bound by the exchange of signatures on this Supplemental Indenture via e-mail or telecopy.

Section 2.6 Severability. In case any one or more of the provisions in this Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 2.7 Trustee and Collateral Agent Disclaimer. The Trustee and Collateral Agent accept the amendments of the Indenture effected by this Supplemental Indenture. The Trustee agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee and Collateral Agent, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended. Without limiting the generality of the foregoing, the Trustee and Collateral Agent shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Obligors, and the Trustee and Collateral Agent makes no representation with respect to any such matters. Additionally, the Trustee and Collateral Agent make no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 2.8 Effectiveness. This Supplemental Indenture shall be entered into by the parties hereto upon receipt of the Requisite Consents and shall be effective upon the provision by the Company to the Trustee of an Officers’ Certificate certifying that the conditions set forth in the Tender Offer and Consent Solicitation have been either satisfied or, where permitted, waived by the Company and the purchase by the Issuers of all of the Notes tendered pursuant to the Tender Offer and Consent Solicitation, which shall constitute more than a majority in principal amount of the outstanding Notes.

Section 2.9 Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes effective in substitution for Notes then outstanding and all Notes presented or delivered to the Trustee on and after that date for such purpose shall be stamped, imprinted or otherwise legended by the Issuers, with a notation as follows:

“Effective as of June     , 2011, certain restrictive covenants of the Issuers and certain Events of Default have been eliminated or limited, as provided in the Fourth Supplemental Indenture, dated as of May 24, 2011. Reference is hereby made to said Fourth Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

Section 2.10 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

ISSUERS:

FORBES ENERGY SERVICES LLC

By:	/s/ John E. Crisp
Name: John E. Crisp
Title: President and Chief Executive Officer

FORBES ENERGY CAPITAL INC.

By:	/s/ John E. Crisp
Name: John E. Crisp
Title: President and Chief Executive Officer

GUARANTORS:

FORBES ENERGY SERVICES LTD.

By:	/s/ John E. Crisp
Name: John E. Crisp
Title: President and Chief Executive Officer

C.C. FORBES, LLC

By:	/s/ John E. Crisp
Name: John E. Crisp
Title: Executive Vice President and Chief Operating Officer

TX ENERGY SERVICES, LLC

By:	/s/ John E. Crisp
Name: John E. Crisp
Title: President and Chief Executive Officer

SUPERIOR TUBING TESTERS, LLC

By:	/s/ John E. Crisp
Name: John E. Crisp
Title: Executive Vice President

FORBES ENERGY INTERNATIONAL, LLC

By:	/s/ John E. Crisp
Name: John E. Crisp
Title: Executive Vice President and Chief Operating Officer

TRUSTEE AND COLLATERAL AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Martin Reed
Name: Martin Reed
Title: Vice President